Exhibit 99.1

GTT Completes Acquisition of One Source Networks

Accelerates growth and extends global network

Expands service portfolio and multinational client base

McLean, VA, October 22, 2015 — GTT Communications, Inc. (NYSE: GTT), a leading global cloud networking provider to multinational clients, announced today the completion of the acquisition of One Source Networks (OSN), a provider of global data, Internet, Session Initiation Protocol (SIP) trunking and managed services to Fortune 1000 companies. GTT paid $175 million for the acquisition, including approximately $164 million in cash and $11 million in GTT stock, plus approximately $5 million in cash for an estimated working capital surplus as of the closing date.

“The addition of One Source Networks accelerates our growth strategy by bringing established relationships with multinational enterprises, broadening our portfolio of cloud networking services and expanding our global network,” said Rick Calder, GTT President and CEO.  “GTT adds a growing recurring revenue base, a talented sales force, Points-of-Presence (PoPs) in Sydney and Bogotá and voice over Internet Protocol (VoIP) services, including SIP trunking and hosted PBX.”

GTT funded the acquisition and refinancing of its existing debt with a new credit facility, which was successfully completed this week.  The new credit facility consists of a seven-year $400 million Term Loan B, priced at LIBOR + 525bps with a 1% LIBOR floor, as well as a five-year $50 million revolving line of credit.  The term loan was issued at a price of 98.0, and requires mandatory principal amortization of 1% per year until maturity.

GTT engaged KeyBank National Association and SunTrust Robinson Humphrey to provide committed financing for the transaction and lead the syndication process. Q Advisors LLC acted as financial advisor to One Source Networks.

About GTT

GTT’s global Tier1 IP network enables clients to connect to any location in the world and with any application in the cloud. Our cloud networking services provide a better way for multinational clients to reach the cloud. Clients trust us to deliver secure solutions with simplicity, speed and agility.

For more information, visit www.gtt.net.

GTT Investor Relations Contact:	GTT Media Inquiries:

Jody Burfening/Carolyn Capaccio, LHA	Ann Rote
+1.212.838.3777	+1.703.677.9941
ccapaccio@lhai.com	ann.rote@gtt.net